Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of BOK Financial Corporation of our report dated February 16, 2018 on the consolidated financial statements and effectiveness of internal control over financial reporting of CoBiz Financial Inc. and Subsidiaries appearing in the 2017 Form 10-K of CoBiz Financial Inc., and to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Crowe LLP

Sacramento, California

August 15, 2018